UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29903 Agoura Road
Agoura Hills,
California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 25, 2007, the Board of Directors (“Board”) of THQ Inc. (“THQ”) expanded the Board from six to seven directors and elected Gary Rieschel to the Board to fill the vacancy created by the expansion of the size of the Board.

Mr. Rieschel’s background is as follows:

Mr. Rieschel has more than 25 years of operating and investing experience in the information technology industry. He is the founder of Qiming Venture Partners, a $200 million fund that invests in early stage Chinese companies.  Mr. Rieschel also founded SOFTBANK Venture Capital/Mobius Venture Capital, a $2 billion fund based in the United States, which invested in more than 50 technology companies during Rieschel’s tenure.  Prior to his years as a venture capitalist, Mr. Rieschel held senior executive positions at Cisco Systems, Intel Corporation, Sequent Computer Systems and nCUBE.

Additionally, the Board resolved that, with respect to new directors elected to the Board, other than by a vote of security holders at an annual meeting or a special meeting convened for such purpose, such directors shall receive pro-rated compensation for his or her service as a director.  The pro-rated compensation will be based upon the number of months the newly elected director will serve between the date of election and the next annual meeting.

In accordance with this compensation policy, the Board resolved to compensate Mr. Rieschel as follows:

(i)	a pro-rated annual retainer of $12,000;
(ii)	options to purchase 6,000 shares of THQ’s common stock; and
(iii)	an award of 2,025 deferred stock units

Mr. Rieschel’s grant of options and award of deferred stock units shall be awarded as of February 5, 2007, the date when THQ’s trading window opens to directors, officers and certain other employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, THQ has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ James M. Kennedy
Date: January 31, 2007		James M. Kennedy
Executive Vice President,
Business & Legal Affairs